File No. 333 -

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     --------------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                                TANDY CORPORATION
             (Exact name of Registrant as specified in its charter)

          Delaware                                        75-1047710
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                      100 Throckmorton Street, Suite 1800
                             Fort Worth, Texas 76102
          (Address of principal executive offices, including zip code)
                    ----------------------------------------

       Tandy Corporation Unfunded Deferred Compensation Plan for Directors
                            (Full title of the plan)

       M. C. Hill, Vice President Corporate Secretary and General Counsel
                                Tandy Corporation
                       100 Throckmorton Street, Suite 1900
                             Fort Worth, Texas 76102
                                 (817)-415-3924
 (Name, Address and Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ----------------------- ----------------------
       Title of                                       Proposed                Proposed
      Securities                Amount                 Maximum                Maximum                Amount of
         to be                   to be             offering price            aggregate             Registration
      Registered            Registered (1)          per share(2)           offering price             Fee(2)

------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,
$1 par value               75,000               $46.31                 $3,473,250              $1,204.61
Preferred Share
Purchase Rights
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Deferred                 $ 2,000,000
Director Fee                                                                    100%
Obligations(3)(4)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------


(1) The number of shares to be registered has been computed on the basis of the Issuer's estimate of the aggreagate number of shares which will be needed over the life of the Tandy Corporation Unfunded Deferred Compensation Plan for Directors. One Preferred Share Purchase Right automatically trades with each share of Common Stock and is evidenced by the certificate for the Common Stock.

(2) Estimated pursuant to paragraph (h) of Rule 457 solely for the purpose of calculating the reegistration fee based on the average of the reported high and low sales prices for a share of Ccmmon Stock on March 18, 1998 as reported on the New York Stock Exchange.

(3) The Deferred Director Fee Obligations are unsercured obligations of Tandy Corporation to pay director fees and other amounts in the future in accordance with the terms of the Tandy Corpration Unfunded Deferred Compensation Plan for Directors.

(4) Represents registration of obligations concerning $2,000,000 that may be deferred pursuant to the Tandy Corproation Unfunded Deferred Compensation Plan for Directors.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed (File No. 1-5571) by Tandy Corporation ("Tandy" or "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference in this Registration Statement and shall be deemed a part hereof: (a) the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (b) Tandy's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (c) Tandy's Current Reports on Form 8-K filed on January 14, 1997, January 22, 1997, July 21, 1997, August 22, 1997,
November 6, 1997 and February 2, 1998; and (d) the description of Tandy's Common Stock, par value $1.00 per share ("Common Stock") and Preferred Share Purchase Rights contained in the prospectus forming part of Registration Statement No. 33-45180.

         All documents subsequently filed by Tandy with the Commission pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document, that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         The securities being registered include obligations (the "Obligations") of the Registrant, under the Registrant's Unfunded Deferred Compensation Plan for Directors (the "Plan"), to pay to its directors retainer fees, meeting fees, as well as amounts due (the "Retirement Amount") under a previously terminated director retirement plan, in the form of either cash or Common Stock that may be issued to participants in satisfaction of the Obligations.

         Under the Plan, a director may elect to defer payment of all of his or her Retirement Amount and all or a portion of his or her directors fees, including cash or Common Stock and dividends attributable thereto. The Registrant will maintain a memorandum cash account reflecting the deferred cash fees, and two memorandum stock accounts respectively reflecting the Retirement Amount and fees payable in the form of Common Stock that have been deferred. Interest will accrue on the amounts in the cash account. The Registrant will credit directors with an amount equal to dividends attributable to the number of shares of Common Stock credited to his or her stock accounts. It will either credit this amount to each such director's cash account, or pay this amount in cash to each such director. The Registrant will also credit to a director's stock account an additional number of shares of Common Stock equal to twenty five percent of the shares of Common Stock initially credited to the stock account if a director defers payment of these shares for three years or more from the date of the initial deferral.

         Payment of deferred fees credited to a cash account will be made in cash. Payment of the deferred Retirement Amount and fees credited to the stock accounts will be made in Common Stock. The deferred fees and Retirement Amount will be paid to the director either (i) in a lump sum on the date specified by the director, (ii) in substantially equal annual installments, not to exceed ten, (iii) in a lump sum upon a Change in Control or threatened Change in Control (as defined in the Plan), or (iv) if no election is made, on 60 days following the date director ceases to serve as a director.

         If a director dies before deferred amounts credited to his or her cash account or stock accounts have been distributed, the balance of any Retirement Amount, deferred fees, dividends and interest in the accounts will be paid promptly to the director's designated beneficiary in the manner designated by the director, or if no method is selected, within 60 days after the director's death. If a director does not designate any beneficiaries or the beneficiaries have predeceased the director, the balance in the accounts will be paid to the director's estate.

         During the director's lifetime, the right to the Retirement Amount, deferred fees, dividends, cash and interest in the Plan accounts may not be transferred, assigned, hypothecated or pledged to any person. Any such attempt to transfer, assign, hypothecate or pledge the accounts will be void.

         The right of a director to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Registrant. The maintenance of individual director accounts is for bookkeeping purposes only. The Registrant is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any director have any property rights in any particular assets held by the Registrant, whether or not held for the purpose of meeting the Registrant's obligations hereunder. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

         The Obligations are not subject to redemption, although they could be redeemed in the case of termination of the Plan. The Registrant reserves the right to modify the Plan from time to time or terminate the Plan entirely, but no modification or termination of the Plan will operate to annul a deferral election already in effect for the calendar year in which the modification occurs or any preceding calendar year.


Item 5. Interests of Named Experts and Counsel.

         An opinion concerning the validity of the issuance of shares of Common Stock and the validity and binding nature of the Obligations has been passed upon for the Registrant by Mark C. Hill, Vice President, Corporate Secretary and General Counsel of the Registrant. Mr. Hill beneficially owns or has rights to acquire under employee benefit plans, an aggregate of less than 1% of shares of Common Stock.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law grants corporations the power to indemnify officers and directors in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIV of the Registrant's Restated Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Section 145 of the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law and the foregoing Bylaw provision or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Registrant carries directors' and officers' liability insurance policies under which all of the directors and executive officers of Registrant are insured against loss imposed upon them with respect to their legal liability for breach of their duty to Registrant. Excluded from coverage under said policy are fines and penalties imposed by law upon such directors and officers or other matters which may be deemed uninsurable such as material acts of active and deliberate dishonesty committed by the insured with actual dishonest purpose and intent. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers for indemnification to the fullest extent permitted by applicable law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit 3           Articles of Incorporation and By-laws.

                    Tandy Corporation Restated Certificate of Incorporation, as amended through February 14, 1992, including Certificates of Designation for Series A Preferred Stock and Series B Preferred Stock.

                    Tandy Corporation Restated Bylaws as amended and restated through January 1, 1996.

Exhibit 4           Instruments defining the rights of security holders.

                    Tandy Corporation Unfunded Deferred Compensation Plan for Directors.

Exhibit 5           Opinion re legality

                    Opinion of Mark C. Hill, Vice President, Corporate Secretary and General Counsel, as to the legality of the securities being registered, including consent.

Exhibit 23          Consents of experts and counsel.

                    Price Waterhouse LLP, Independent Accountants.

                    Mark C. Hill, Vice President, Corporate Secretary and General Counsel (included in Exhibit 5).


Item 9. Undertakings.
The undersigned Registrant hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and/or

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13 (a) or section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (6) The undertaking regarding indemnification of officers and directors is included as part of Item 6, which is incorporated into Item 9 by reference.



                                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 19th day of March, 1998.

                                               Tandy Corporation


                                                By:      /S/  John V. Roach
                                                    John V. Roach, Chairman and
                                                    Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 19th day of March, 1998.

Signature                                                   Title



        /S/ John V. Roach                             Chairman of the Board and
John V. Roach                                         Chief Executive Officer



        /S/  Dwain H. Hughes                          Senior Vice President and
Dwain H. Hughes                                       Chief Financial Officer



        /S/  James I Cash, Jr.                        Director
James I. Cash, Jr.



        /S/  Ronald E. Elmquist                       Director
Ronald E. Elmquist



        /S/  Lewis F. Kornfeld, Jr.                   Director
Lewis F. Kornfeld, Jr.



        /S/  Jack L. Messman                          Director
Jack L. Messman



        /S/  William G. Morton, Jr.                   Director
William G. Morton, Jr.



        /S/  Thomas G. Plaskett                       Director
Thomas G. Plaskett



        /S/  Leonard H. Roberts                       Director
Leonard H. Roberts



        /S/  Alfred J. Stein                          Director
Alfred J. Stein



        /S/  William E. Tucker                        Director
William E. Tucker



        /S/  John A. Wilson                           Director
John A. Wilson




                                                INDEX TO EXHIBITS

       Item.
        No.

Exhibit 3           Articles of Incorporation and By-laws.

                    Tandy Corporation Restated Certificate of Incorporation, as amended through February 14, 1992, including Certificates of Designation for Series A Preferred Stock and Series B Preferred Stock.

                    Tandy Corporation Bylaws as amended and restated through January 1, 1996.

Exhibit 4           Instruments defining the rights of security holders.

                    Tandy Corporation Unfunded Deferred Compensation Plan for Directors.

Exhibit 5           Opinion re legality.

                    Opinion of Mark C. Hill, Vice President, Corporate Secretary and General Counsel, as to the legality of the securities being registered, including consent.

Exhibit 23          Consents of experts and counsel.

                    Price Waterhouse LLP, Independent Accountants.

                    Mark C. Hill, Vice President, Corporate Secretary and General Counsel (included in Exhibit 5).